UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2009

A. SCHULMAN, INC.
 (Exact name of registrant as specified in its charter)

Delaware	0-7459	34-0514850
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3550 West Market Street, Akron, Ohio	44333
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 666-3751

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On January 7, 2009, Dr. Irvin D. Reid was appointed by the Board of Directors (the “Board”) of A. Schulman, Inc. (the “Company”) as a member of the Board to serve a term expiring at the 2009 Annual Meeting of Stockholders or upon his successor being elected and qualified. A copy of the press release announcing the appointment of Dr. Reid is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Dr. Reid was appointed pursuant to the terms of an agreement (the “Agreement”) between the Company and a group of investors led by Ramius LLC (collectively, the “Ramius Group”). Under the terms of the Agreement, the Board formed a special committee of the Board (the “Special Committee”), consisting of independent directors Howard R. Curd (Chair), David G. Birney and Lee D. Meyer, to fill a vacancy on the Board. As part of the selection process for identifying and recommending nominees for appointment by the full Board, the Special Committee considered and interviewed a number of potential candidates, including candidates suggested by the Company, members of the Board and the Ramius Group. Upon the recommendation of the Special Selection Committee, the Board unanimously agreed to appoint Dr. Reid, whose addition brings the number of directors to 12.

Dr. Reid, 67, served as President and Professor in Management at Wayne State University in Detroit, Michigan from 1997 to August 2008. Currently, Dr. Reid serves as President Emeritus, Eugene Applebaum Professor, at Wayne State University. Dr. Reid also serves as a director of The Pep Boys – Manny, Moe & Jack and Mack-Cali Realty Corporation and is a member of the audit committee at both of these companies.

In conjunction with his appointment as director, the Board appointed Dr. Reid to serve on the Audit Committee and Nominating and Corporate Governance Committee.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

Exhibit Number	Description
99.1	Press Release, dated January 8, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. Schulman, Inc.

By: /s/ David C. Minc
David C. Minc
Vice President, General Counsel and Secretary

Date: January 12, 2009